IASG Capital Management LLC

CODE OF ETHICS

October 17, 2011

A.

Introduction

IASG Capital Management (“IASGCM”) as an investment adviser is a fiduciary that owes its clients a duty of undivided loyalty.  In order to educate our employees, protect the reputation of the firm and guard against violating the securities laws, both federal and state, IASGCM is adopting this Code of Ethics (the “Code”) to establish standards of conduct to which our employees must adhere.

B.

Statement of Policy

It is the policy of this firm to establish such procedures and guidelines governing the conduct of its business to prevent actual or potential conflicts of interest with its clients and to prevent violations of securities laws or other duties owed to clients.

In addition to the firm's fiduciary duty to its clients, which requires each employee to act solely for the benefit of the clients, employees also have a duty to act in the best interests of the firm.  Therefore, it is in the best of interests of IASGCM to avoid potential conflicts of interest, or even the appearance of such conflicts, in the conduct of our officers and employees.

While it is impossible to define all situations that might pose a risk of securities laws violations or create conflicts, this Code is designed to address those circumstances where such concerns are most likely to arise. By complying with the guidelines below, the firm's employees can minimize their and the firm's potential exposure to violations of securities laws, prevent fraudulent activity and reinforce fiduciary principles.

Failure to comply with the provisions of this Code is a ground for disciplinary action, including discharge, by the firm. Adherence to the Code is considered a basic condition of your employment with the firm. If you have any doubt as to the propriety of any activity, you should consult with the person charged with the administration of this Code, who is the firm’s Chief Compliance Officer.  Violations of this Code must be reported to the Chief Compliance Officer.

A copy of this Code and any amendments will be provided to each supervised person (as defined in the Investment Advisers Act of 1940).  Each person must acknowledge in writing the receipt of these copies.  A “supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

C.

Personal Securities Transactions

An “access person” is a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendation to clients or who has access to such recommendation that are nonpublic. Note that under this last clause, even if you have no involvement in making recommendations, you may become an access person simply by learning of recommendations or decisions being made by IASGCM in the course of your employment duties. A current list of IASGCM's access persons can be found in Attachment A.

For the purpose of this Code, "Personal Securities Transactions" include securities transactions for your own account or transactions for other accounts in which you have "beneficial interest," unless you have no direct or indirect influence or control over the account or the transaction. "Beneficial interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject securities. An access person is deemed to have a beneficial interest in securities owned by members of his or her immediate family.  Common examples of beneficial interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an access person has a beneficial interest in a security should be brought to the attention of the Chief Compliance Officer.

"Immediate family" of access persons means any of the following persons who reside in the same household as the Access Person:

child

grandparent                                son-in-law

stepchild

spouse                                        daughter-in-law

grandchild

sibling                                        brother-in-law

parent

mother-in-law                            sister-in-law

stepparent

father-in-law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) that the Chief Compliance Officer determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety that this Code is intended to prevent.

If you have a substantial measure of influence or control over an account, but neither you nor your family have any direct or indirect beneficial interest (e.g., a trust for which you are trustee but not a direct or indirect beneficiary), the rules relating to Personal Securities Transactions are not considered to be directly applicable. Therefore, you are not prohibited from engaging in Personal Securities Transactions with respect to such accounts, and reporting of such transactions (discussed below) is not required. In all transactions involving such accounts you should, however, conform to the spirit of these rules and avoid any activity which might appear to conflict with our investment advisory clients or with respect to your position as a supervised person of the firm. In this regard, your attention is directed to Sections G5 and H, "Other Conflicts of Interest," and "Other Transactions," respectively, which do apply to such situations.

The term "reportable security" for the purpose of this Code has a broad meaning; it includes all notes, stocks, bonds, evidences of indebtedness, certificates, investment contracts, puts, calls, options, and in general all interests or instruments commonly known as securities. Also included in this definition for the purposes of this Code are any other traded financial instruments such as forward currency exchange contracts and currency futures. More specifically, "security" has the same meaning set forth in Section 202(a)18 of the Advisors Act, EXCEPT that it does not include:

•

Direct Obligations of the Government of the United States;

•

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements;

•

Shares issued by money market funds;

•

Shares issued by registered open-end funds; provided that such funds are NOT advised by IASGCM or an affiliate and such fund’s advisor or principal underwriter is not controlled or under common control with IASGCM;

•

Shares issued by unit investment trust that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by IASGCM or an affiliate and such fund’s advisor or principal underwriter is not controlled or under common control with IASGCM.

D.

Pre-Clearance of Personal Securities Transactions

The following Personal Securities Transaction by an access person must be pre-cleared prior to execution in accordance with the procedures set forth below.

IPOs (Initial Public Offerings)

Private Placements

The access person wishing to enter into a Personal Securities Transaction shall submit via e-mail a notice or the attached Pre-Clearance Form to the Chief Compliance Officer, who is identified on the attachment to this Code. The notice shall (a) state the name of the issuer and type of security, the proposed transaction date, the number of shares or the face amount of the security proposed to be purchased or sold, and (b) represent that to the knowledge and belief of the advisory representative, after due inquiry, the proposed Personal Securities Transaction is not prohibited under the Code. Such a notice shall be submitted, and approval of the proposed transaction shall be provided by the Chief Compliance Officer via e-mail before execution of the proposed transaction. If the proposed Personal Securities Transaction is approved, a copy of the document evidencing approval and a copy of the notice requesting approval shall be maintained in an easily accessible place by IASGCM for a period of not less than six years (the first two years in the office of the Chief Compliance Officer. In addition, each access person shall comply with the reporting requirements set forth in Section E below.

E.

Reporting Requirements – Quarterly, Initial and Annually

The Securities and Exchange Commission ("SEC") has proposed Rule 204A-1 under the Advisers Act that would require access persons of investment advisors to report their personal securities transactions and holdings.

Therefore, IASGCM requires that a record of all Personal Securities Transactions made by access persons be made and kept available for inspection, and that these records be maintained on at least a quarterly basis. To comply with this policy, every access person and members of his or her immediate family must arrange for the Chief Compliance Officer to receive from any broker, dealer, or bank that affects any Personal Securities Transaction, duplicate copies of statements for EACH brokerage account in which such access person or such immediate family member has a beneficial interest. Each quarter, the Chief Compliance Officer will review the brokerage statements, and will discuss any apparent issues with the access person. After this initial discussion, the Chief Compliance Officer shall have sole discretion as to what action to take, including written censure, warning or dismissal from the firm.

Every access person must file a Quarterly Certification Form with the Chief Compliance Officer within 30 calendar days after the end of each calendar quarter. The Quarterly Certification Form will require every access person to represent that s/he, and each member of his/her immediate family has arranged for the duplicate confirmations and periodic statements for each brokerage account required in the preceding paragraph to be sent to the Chief Compliance Officer. Quarterly Certification Forms will be distributed to all access persons. Completed forms should be sent to the Chief Compliance Officer. All access persons must file Quarterly Certification Forms even if there were no reportable transactions during the quarter. All Quarterly Certification Forms and periodic brokerage statements must be maintained in an easily accessible place for a period of not less than six years, the first two years in an appropriate office of IASGCM.

All access persons are required to submit to the Chief Compliance Officer an Initial Holdings Report within 10 days of the date that such person became an access person that meets the following requirements:

•

Must disclose all the access person’s current securities holdings

•

The Name of the broker-dealer or bank with which the access person maintains a personal account.

•

Information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to submission.

All access persons are required to submit to the Chief Compliance Officer an Annual Holdings Report at least once during each 12-month period.

F.

Protection of Material Nonpublic Information

For purposes of this Code “material nonpublic information” includes information about the adviser’s securities recommendations, client securities holdings and transactions and nonpublic information about a publicly traded company.

Client information should be accessed on a “need to know” basis and should be treated as inside information within the accepted use of the term. That is information that has not been disclosed generally to the marketplace, the disclosure of which is likely to affect the market value of the securities in question or is likely to be considered important to reasonable investors.

No employees of the firm shall make use of material non-public ("inside") information concerning any client or publicly traded company, nor shall any employee of the firm disclose any such inside information to other persons, including clients of the firm, if such use or disclosure would violate the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated there under (together, the '"34 Act") or the spirit of the newly proposed Rule 204A-1. Every employee shall keep confidential any information communicated to such employee, including all information related to securities recommendations and investment decisions being made by the firm. No employee shall, in violation of the '34 Act, direct trades in securities for accounts of investment advisory clients as to which the firm, or either of its divisions, has discretionary authority while the firm is in possession of inside information. Such use, disclosure or trades may subject both the employee and the firm to substantial legal penalties under the '34 Act and other laws.

An employee, who comes to possess or believes that he or she may have come to possess inside information concerning any publicly traded company, shall discuss such information with the Chief Compliance Officer who shall determine whether use of such information would violate the '34 Act or other laws. If the Chief Compliance Officer determines that it would, she shall notify all employees that they are prohibited from disclosing to other persons ("tippees") inside information about the issuer in question and from trading in the securities in question in Personal Securities Transactions or for the accounts of clients until further notice. The Chief Compliance Officer shall, on a monthly basis, review such client accounts in order to determine whether the provisions of this Section are being complied with.

G.

Other Conflicts of Interest

Employees should not seek, accept or offer any gifts or favors of material value (over $100.00 per item) or any preferential treatment in dealings with any broker/dealer, portfolio company, financial institution or any other organization with whom we transact business. See also Section H, "Other Transactions." Occasional participation in lunches, dinners, cocktail parties, sporting activities or similar gatherings conducted for business purposes are not prohibited. However, for both the employee's protection and that of the firm, it is extremely important that even the appearance of a possible conflict of interest be avoided. Extreme caution is to be exercised in any instance in which business related travel and lodging are paid for other than by the firm, and whenever possible, prior approval should be sought from the Chief Compliance Officer. Any question as to the propriety of such situations should be discussed with the Chief Compliance Officer.

Employees should also be aware that areas in addition to Personal Securities Transactions, gifts and sensitive payments may involve conflicts of interest. The following are examples of situations involving real or potential conflicts:

•

Information acquired in connection with employment with our organization may not be used in any way that might be contrary to or in competition with the interests of clients.

•

Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside our organization and in no way can be used for personal gain.

•

All outside relationships such as directorships, trusteeships or memberships in investment organizations (e.g., an investment club) should be approved by the Chief Compliance Officer prior to acceptance of any such position.  Generally, directorships in a publicly traded company will not be approved.

H.

Other Transactions

No employee shall participate on behalf of the firm, or any client of the firm, or on such employee's own behalf in any of the following transactions:

•

Use of firm funds for political purposes;

•

Payments or receipt of bribes, kickbacks or other amounts with any understanding that part or all of such amount will be refunded or delivered to a third party (such as consultants to plans subject to ERISA) in violation of any applicable law;

•

Payments to governmental officials or employees other than in the ordinary course of business for legal purposes (e.g., payment of taxes);

•

Use of the funds or assets of the firm for any unlawful or improper purpose; and

•

Use of any device, scheme, artifice, or practice that operates, or is intended to operate, as a fraud or deceit upon the firm or any client of the firm.

Whether a violation of any of these rules has occurred shall be determined by the firm in the reasonable exercise of its judgment, regardless of whether or not any civil or criminal procedures has been instituted by any person.

I.

Background Information

The Form ADV requires the reporting of past disciplinary actions taken against all "advisory affiliates." The term "advisory affiliates" includes directors and chief officers of an advisor; individuals who have the power to direct or cause the direction of the management or policies of a company; and all current employees except those performing only clerical, administrative, support or similar functions. Many advisory affiliates must also provide biographical information that must be reported to the SEC.

All advisory affiliates are required to provide full information to the firm as to all relevant past disciplinary actions taken against them, and, if necessary, to provide full biographical information. If any of the information previously provided becomes inaccurate or needs to be updated to make it accurate, it shall be your obligation to bring this to the attention of the Chief Compliance Officer.

J.

Review of Reports and Oversight of the Code of Ethics

The Chief Compliance Officer shall review all Quarterly Report Forms filed by access persons under Section E of this Code, and shall compare such individual reports of transactions entered into by the firm, its advisory affiliates and the its advisory clients.

The Chief Compliance Officer, upon discovering that a violation of the Code has occurred, may impose such sanctions, as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.  Employees who become aware of violations of the Code are obligated to report violations to the Chief Compliance Officer without fear of retaliation.

Questions regarding interpretation of the Code or questions about its application to particular situations should be directed to the Chief Compliance Officer.

IASG CAPITAL MANAGMENT

CODE OF ETHICS CERTIFICATION

Access Persons Name:     _________________________________

Date:  _________________________

I certify that I have received, read and understand all provisions of the firm’s Code of Ethics as of the date below.  I further agree to comply with its terms and requirements.

Signature:  ______________________________

Date:  _______________________

Attachment A

Chief Compliance Officer

The firm has designated Felix Rivera as Chief Compliance Officer.

Access Persons

Perry Jonkheer

JonPaul Jonkheer

Donna Jonkheer

Felix Rivera